Free Writing Prospectus

Filed Pursuant to Rule 433

Filed February 3, 2023

Registration Statement No. 333-261801 and 333-261801-04

Free Writing Prospectus dated February 3, 2023

GM Financial Automobile Leasing Trust 2023-1

Issuing Entity

GMF Leasing LLC

Depositor

Sponsor and Servicer

The depositor has prepared a preliminary prospectus, dated February 3, 2023, which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Fitch Ratings, Inc., or Fitch and S&P Global Ratings, or S&P, in order to be issued.

	Fitch	S&P

Class A-1 Notes	F1+sf	A-1+ (sf)
Class A-2-A Notes	AAAsf	AAA (sf)
Class A-2-B Notes	AAAsf	AAA (sf)
Class A-3 Notes	AAAsf	AAA (sf)
Class A-4 Notes	AAAsf	AAA (sf)
Class B Notes	AAsf	AA (sf)
Class C Notes	Asf	A (sf)

Joint Bookrunners
BMO Capital Markets	BNP PARIBAS	SMBC Nikko	SOCIETE GENERALE	Wells Fargo Securities

Co-Managers for the Class A Notes
Barclays	Loop Capital Markets		Mizuho	TD Securities

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-645-3751, ext. 5.